Management Services Agreement (MSA)

Effective April 14 , 2005

This Agreement is between:

Sungold International Holdings Corp.,
(hereinafter referred to as SIHC)
500 Park Place, 666 Burrard Street
Vancouver, B.C., CANADA V6C 3P6

And,

T. Keith Blackwell
 (hereinafter referred to as TKB)
300-940 The East Mall,
Toronto, Ontario CANADA M9B 6J7

Whereas, the Board of Directors of SIHC have expressed a desire to appoint a Chief Financial Officer and Treasurer for SIHC and a Secretary/Treasurer for Horsepower Broadcasting Network International Ltd. (HBNI), and to form a Management Committee to oversee the day to day business affairs of the Corporations and,

Whereas, T. Keith Blackwell (TKB) , shall be appointed as the CFO and Treasurer of SIHC, the Secretary/Treasurer of HBNI and to the Management Committee which reports directly to the Board of Directors of SIHC on a scheduled basis to be agreed upon and that,

  The Management Committee shall also include Larry Simpson, and possibly certain other individuals as appointed unanimously by the Committee and confirmed by Larry Simpson to the Board of Directors, and
  The Management Committee is an advisory task force which draws its authority for implementing its decisions through the office of the President and CEO of HBNI held by Larry Simpson.

Now therefore and in consideration of the foregoing, it is hereby agreed as follows:

  TKB will assume the position of Chief Financial Officer (CFO) and Treasurer for SIHC, and the position of Secretary/Treasurer for HBNI and sit on the Management Committee.
  The term of this agreement shall be for a minimum Two (2) year period of time and take full effect upon signing of this agreement.

  This agreement can be renewed upon expiry in accordance with negotiations between the Management Committee and Board of Directors which shall begin at least three (3) months prior to the expiration of this initial agreement.
  TKB shall receive an allocation of 200,000 Class A Common shares at the time of signing. These shares would be automatically revoked if this contract were terminated within three months.
  TKB shall receive a monthly fee, payable in advance on the first of every month, of Three Thousand Five Hundred Dollars in Canadian funds ($3,500.00) plus GST, plus $250.00 per hour for extra time over 14 hours per month, (not to exceed 25 extra hours per month) ,but for the first year, not exceeding the amount paid for Share Capital issued from Treasury as arranged by TKB. The fees earned are to be accrued, but payment is deferred until the invested funding arranged by TKB is sufficient to pay the fees. For the sake of this calculation, the amount of this funding is not to be reduced by the application of any other company expenses.
  Upon signing of this agreement, TKB shall be issued an option to purchase at any time before March 31st 2007 from SIHC Treasury 1,000,000 unrestricted Class A Common shares (trading symbol SGIHF) at Twelve cents US funds ($0.12 US) per share without restriction and tradable upon issuance.
  Expenses incurred by TKB on behalf of the company shall be reimbursed by the company.

TERMINATION

This agreement may be terminated by a majority vote of the Management Committee if ratified by the Board of Directors upon payment of three months notice, in which case the stock option rights remain in force as specified until their expiration date.

TKB may resign at any time in which case no further payments are owing. If TKB resigns, the stock options in force expire within two months of the resignation notice.

EFFECTIVE DATE

This agreement shall be in full force and effect immediately upon acceptance as signed and witnessed below.

The parties agree that an executed copy received by telefax will represent a completed agreement.

This agreement has been approved and accepted by the following individuals who have full and complete authority to legally bind each party respectively:

Sungold International Holdings Corp.,

/s/ Donald Harris
Donald Harris, Chairman

Witnessed by: /s/ Dennis Hedtke

Dennis Hedtke
Print Name:

And,

/s/ T. Keith Blackwell
T. Keith Blackwell C.A., M.B.A.

Witnessed by: /s/ Alexander Martynowicz

Alexander Martynowicz J.D.

Dated this day of April, 2005.